Exhibit 23.3 Consent of Rosenberg Rich Baker Berman & Co.

Rosenberg Rich Baker Berman & Co.

380 Foothill Road – PO Box 6483  - Bridgewater, NJ 08807-0483

Phone:  908-231-1000  Fax:  908-231-6894

Website:  www.rrbb.com   email:  info@rrbb.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Identica Holdings Corporation and Subsidiaries

As independent public accountants, we hereby consent to the inclusion in the Registration Statement on Form SB-2 of Identica Holdings Corporation and Subsidiaries, to be filed with the Commission on or about November 13, 2007, of our report dated June 25, 2007 on the consolidated financial statements of Identica Holdings Corporation and Subsidiaries for the fiscal year ended December 31, 2006, and to all references to our Firm included in this Registration Statement.

/s/ Rosenberg Rich Baker Berman & Co.

November 13, 2007

Bridgewater, New Jersey